                                                                    EXHIBIT 10.O

                                                               Execution Version



            ========================================================

                             CONTRIBUTION AGREEMENT

            ========================================================

                                 By and Between

                     EL PASO FIELD SERVICES HOLDING COMPANY
                                  (Contributor)

                                       and

                          EL PASO ENERGY PARTNERS, L.P.
                                    (Issuer)



                       ==================================



                          Covering the Contribution of

                         ALL OF THE EQUITY INTERESTS IN


                         EL PASO INDIAN BASIN L.P., and
                     EL PASO INDIAN BASIN GP HOLDING L.L.C.
                              (Acquired Companies)



                       ==================================


                                  April 1, 2002

                                TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----


1.       Definitions..............................................................................................1

2.       The Transactions.........................................................................................9
         (a)   Contribution.......................................................................................9
         (b)   The Closing........................................................................................9
         (c)   Deliveries at the Closing..........................................................................9
         (d)   Proposed Closing Statement and Post-Closing Adjustment.............................................9

3.       Representations and Warranties Concerning the Transaction...............................................11
         (a)   Representations and Warranties of the Contributor.................................................11
         (b)   Representations and Warranties of the Issuer......................................................12

4.       Representations and Warranties Concerning the Acquired Company Equity
         Interests, Acquired Companies and Relevant Assets.......................................................14
         (a)   Organization, Qualification, and Company Power....................................................14
         (b)   Noncontravention..................................................................................15
         (c)   Title to and Condition of Assets..................................................................15
         (d)   Material Change...................................................................................17
         (e)   Legal Compliance..................................................................................18
         (f)   Tax Matters.......................................................................................18
         (g)   Contracts and Commitments.........................................................................18
         (h)   Litigation........................................................................................18
         (i)   Environmental Matters.............................................................................19
         (j)   Preferential Purchase Rights......................................................................20
         (k)   [Intentionally omitted]...........................................................................20
         (l)   Employee Matters..................................................................................20
         (m)   Prohibited Events.................................................................................20
         (n)   Regulatory Matters................................................................................20
         (o)   Intercompany Transactions.........................................................................20
         (p)   Disclaimer of Representations and Warranties Concerning Personal Property,
               Equipment, and Fixtures...........................................................................21

5.       Pre-Closing Covenants...................................................................................21
         (a)   General...........................................................................................21
         (b)   Notices and Consents..............................................................................21
         (c)   Operation of Business.............................................................................21
         (d)   Intercompany Transactions.........................................................................23
         (e)   Full Access.......................................................................................23
         (f)   Liens and Encumbrances............................................................................23

6.       Post-Closing Covenants..................................................................................23

         (a)   General...........................................................................................23
         (b)   Litigation Support................................................................................23
         (c)   Surety Bonds; Guarantees..........................................................................24
         (d)   Delivery and Retention of Records.................................................................24
         (e)   Assignment of Rights..............................................................................24

7.       Conditions to Obligation to Close.......................................................................25
         (a)   Conditions to Obligation of the Issuer............................................................25
         (b)   Conditions to Obligation of the Contributor.......................................................26

8.       Remedies for Breaches of this Agreement.................................................................27
         (a)   Survival of Representations and Warranties........................................................27
         (b)   Indemnification Provisions for Benefit of the Issuer..............................................27
         (c)   Indemnification Provisions for Benefit of the Contributor.........................................30
         (d)   Matters Involving Third Parties...................................................................30
         (e)   Determination of Amount of Adverse Consequences...................................................31
         (f)   Tax Treatment of Indemnity Payments...............................................................31

9.       Tax Matters.............................................................................................31
         (a)   Post-Closing Tax Returns..........................................................................31
         (b)   Pre-Closing Tax Returns...........................................................................32
         (c)   Straddle Periods..................................................................................32
         (d)   Straddle Returns..................................................................................32
         (e)   Claims for Refund.................................................................................33
         (f)   Indemnification...................................................................................33
         (g)   Cooperation on Tax Matters........................................................................33
         (h)   Certain Taxes.....................................................................................33
         (i)   Confidentiality...................................................................................33
         (j)   Audits............................................................................................34
         (k)   Control of Proceedings............................................................................34
         (l)   Powers of Attorney................................................................................34
         (m)   Remittance of Refunds.............................................................................34
         (n)   [Intentionally omitted]...........................................................................35
         (o)   Closing Tax Certificate...........................................................................35

10.      Termination.............................................................................................35
         (a)   Termination of Agreement..........................................................................35
         (b)   Effect of Termination.............................................................................36

11.      Miscellaneous...........................................................................................36
         (a)   Public Announcements..............................................................................36
         (b)   Insurance.........................................................................................36
         (c)   No Third Party Beneficiaries......................................................................36
         (d)   Succession and Assignment.........................................................................36
         (e)   Counterparts......................................................................................37
         (f)   Headings..........................................................................................37
         (g)   Notices...........................................................................................37

         (h)   Governing Law and Venue...........................................................................38
         (i)   Amendments and Waivers............................................................................38
         (j)   Severability......................................................................................38
         (k)   Transaction Expenses..............................................................................38
         (l)   Construction......................................................................................38
         (m)   Incorporation of Exhibits and Schedules...........................................................39
         (n)   Entire Agreement..................................................................................39



                             EXHIBITS AND SCHEDULES

Exhibit A:        Indian Basin
Exhibit B:        Subject Indebtedness
Exhibit C:        Form of Assigned Equity Interests Contribution and Assignment
Exhibit D:        Form of Parent Guaranty
Exhibit E:        Form of Certification of Non-Foreign Status

Schedule 1(a):          Subject Insurance Policies
Schedule 1(b):          Permitted Encumbrances
Schedule 1(c):          Reorganization Transactions
Schedule 3(a)(ii):      Consents (Contributor)
Schedule 3(a)(iii):     Noncontravention (Contributor)
Schedule 3(b)(ii):      Consents (Issuer)
Schedule 3(b)(iii):     Noncontravention (Issuer)
Schedule 4(b):          Noncontravention (Acquired Companies)
Schedule 4(c)(i):       Encumbrances
Schedule 4(c)(ii):      Condition of Relevant Assets
Schedule 4(c)(v):       Encumbrances for Borrowed Money
Schedule 4(d):          Material Changes
Schedule 4(f):          Tax Matters
Schedule 4(g)(i):       Acquired Company Contracts
Schedule 4(g)(ii):      Rights of Way
Schedule 4(h):          Litigation
Schedule 4(i):          Environmental Matters
Schedule 4(i)(ii):      Environmental Permits
Schedule 4(j):          Preferential Purchase Rights
Schedule 4(n):          Regulatory Matters
Schedule 4(o):          Intercompany Transactions
Schedule 5(c):          Operation of Business
Schedule 5(c)(v):       Capital Expenditures Budget
Schedule 6(c):          Surety Bonds

                             CONTRIBUTION AGREEMENT

         THIS CONTRIBUTION AGREEMENT (this "Agreement") dated as of April 1, 2002 is by and between El Paso Field Services Holding Company, a Delaware corporation (the "Contributor"), and El Paso Energy Partners, L.P., a Delaware limited partnership (the "Issuer"). The Contributor and the Issuer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, the Contributor owns directly (i) a 99% limited partner interest (the "El Paso Indian Basin LP Interest") in El Paso Indian Basin L.P., a Delaware limited partnership ("El Paso Indian Basin"), which owns a 42.38653% undivided interest (the "Indian Basin Cotenancy Interest") in the Indian Basin Gas Plant and related assets and facilities ("Indian Basin") located in Eddy County, New Mexico, as evidenced by the Agreement for Construction and Operation of Indian Basin Gas Plant, Eddy County, New Mexico dated March 30, 1965 (as amended, restated, supplemented and otherwise modified from time to time) and
(ii) all of the issued and outstanding membership interest (the "Holding LLC Interest" and, together with the El Paso Indian Basin LP Interest, the "Assigned Equity Interests") in El Paso Indian Basin GP Holding L.L.C., a Delaware limited liability company ("Holding LLC" and, together with El Paso Indian Basin, the "Acquired Companies"), which owns a 1% general partner interest (the "El Paso Indian Basin GP Interest" and, together with the Assigned Equity Interests, the "Acquired Company Equity Interests") in El Paso Indian Basin; and

         WHEREAS, the Contributor desires to contribute the Assigned Equity Interests to the Issuer in exchange for the issuance by the Issuer of common units representing limited partner interests in the Issuer ("Common Units") to the Contributor.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1. Definitions.

         "Acquired Companies " has the meaning set forth in the Recitals.

         "Acquired Company Assets" means the Indian Basin Cotenancy Interest and the El Paso Indian Basin GP Interest.

         "Acquired Company Contracts" has the meaning set forth in Section 4(g).

         "Acquired Company Equity Interests" has the meaning set forth in the Recitals.

         "Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent under the credit agreement to be entered into among a subsidiary of the Issuer, the Administrative Agent and the lenders party thereto.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding punitive (except as provided in Section 8), exemplary, special or consequential damages.

         "Adverse Contribution Agreement Event" means any breach of any representation or warranty (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value) of the Contributor contained in this Agreement (other than a representation or warranty contained in Section 4(c)(i) or 4(c)(iii).

         "Adverse Event" means any Adverse PSA Event and any Adverse Contribution Agreement Event.

         "Adverse PSA Event" has the meaning given such term in the Purchase and Sale Agreement.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, however, that (i) with respect to the Issuer, the term "Affiliate" shall exclude each member of the El Paso Group, (ii) with respect to the Contributor, the term "Affiliate" shall exclude each member of the Issuer Group, and (iii) the Acquired Companies shall be deemed to be Affiliates (x) prior to the Closing, of the Contributor and (y) on and after the Closing, of the Issuer.

         "Agreement" has the meaning set forth in the preface.

         "Assigned Equity Interests" has the meaning set forth in the Recitals.

         "Assigned Equity Interests Assignment" means the contribution and assignment agreement in the form of Exhibit C.

         "Basis" means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

         "Best Efforts" means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence shall be required if it could reasonably be expected to have an adverse effect on such Person and would require an expense of such Person in excess of $1,000,000.

         "CERCLA" is defined in Section 4(i).

         "Closing" has the meaning set forth in Section 2(b).

         "Closing Date" has the meaning set forth in Section 2(b).

         "Closing Statement" has the meaning set forth in Section 2(d).

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "Combined Value" means the sum of (i) the Issue Price plus (ii) the purchase price paid by the buyer under the Purchase and Sale Agreement plus
(iii) $119 million.

         "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "Common Units" has the meaning set forth in the Recitals.

         "Contributor" has the meaning set forth in the preface.

         "Contributor Indemnitees" means, collectively, the Contributor and its Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents, and representatives.

         "Contributor Party" means each of (i) the Contributor, (ii) El Paso Corporation, (iii) each Affiliate of the Contributor in which the Contributor owns (directly or indirectly) an Equity Interest and which is a party to any Transaction Agreement and (iv) up to and through the Closing, each of the Acquired Companies.

         "Delaware LP Act" means the Delaware Revised Uniform Limited Partnership Act as in effect on the date of this Agreement and as amended, restated or replaced from time to time thereafter.

         "Disposed Obligations" means all Obligations of the Acquired Companies, regardless of when such Obligations actually arise or arose, other than the Subject Indebtedness, existing on the Closing Date and not directly related to the Acquired Company Assets.

         "El Paso Corporation" means El Paso Corporation, a Delaware corporation.

         "El Paso Group" means, other than members of the Issuer Group, (i) each Affiliate of El Paso Corporation in which El Paso Corporation owns (directly or indirectly) an Equity Interest and (ii) each natural person that is an Affiliate of any Person described in (i) above solely because of such natural person's position as an officer (or natural person performing similar functions), director (or natural person performing similar functions) or other representative of any Person described in (i) above, but only to the extent that such natural person is acting in such capacity.

         "El Paso Indian Basin" has the meaning set forth in the Recitals.

         "El Paso Indian Basin GP Interest" has the meaning set forth in the Recitals.

         "El Paso Indian Basin LP Interest" has the meaning set forth in the Recitals.

         "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, security interest, purchase or preferential right, right of first refusal, option, or other defect in title.

         "Environmental Law" and "Environmental Laws" have the meanings set forth in Section 4(i).

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

         "FTC" has the meaning set forth in Section 3(a)(ii).

         "GAAP" means generally accepted accounting principles in the United States consistently applied.

         "General Partner" means El Paso Energy Partners Company, a Delaware corporation and the general partner of the Issuer.

         "Governmental Authority" means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

         "Hazardous Substances" means all materials, substances, chemicals, gas and wastes which are regulated under any Environmental Law or which may form the basis for liability under any Environmental Law.

         "Holding LLC" has the meaning set forth in the Recitals.

         "Holding LLC Interest" has the meaning set forth in the Recitals.

         "Indebtedness" means, with respect to any Person, to the extent not classified as a current liability, on a consolidated basis, all Obligations of the Person to other Persons for (a) borrowed money, (b) any capital lease Obligation, (c) any Obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, (d) any guarantee with respect to indebtedness (of the kind otherwise described in this definition) of any Person and (e) any liability, indebtedness or other Obligation of the Person.

         "Indemnified Party" has the meaning set forth in Section 8(d).

         "Indemnifying Party" has the meaning set forth in Section 8(d).

         "Indian Basin" has the meaning set forth in the Recitals.

         "Indian Basin Cotenancy Interest" has the meaning set forth in the Recitals.

         "Issue Price" means $6,000,000 plus (i) the amount, if any, by which the total of the Issue Price Increases exceeds the total of the Issue Price Decreases, or minus (ii) the amount, if any, by which the total of the Issue Price Decreases exceeds the total of the Issue Price Increases.

         "Issue Price Adjustment Date" means immediately after the close of business on March 31, 2002.

         "Issue Price Decreases" means, without duplication, the following: (i) 100% of the amount, if any, of negative Working Capital of the Acquired Companies as of the Issue Price Adjustment Date, as determined and calculated in accordance with GAAP; (ii) 100% of the amount, if any, of all of the consolidated Indebtedness (other than (a) Subject Indebtedness and (b) Indebtedness otherwise included in Working Capital) of the Acquired Companies as of the Issue Price Adjustment Date; and (iii) 100% of the amount, if any, of all dividends and/or distributions made by any Acquired Company (other than dividends and/or distributions made by El Paso Indian Basin to Holding LLC), if any, between the Issue Price Adjustment Date and the Closing Date.

         "Issue Price Increases" means, without duplication, 100% of the amount, if any, of positive Working Capital of the Acquired Companies as of the Issue Price Adjustment Date, as determined and calculated in accordance with GAAP.

         "Issuer" has the meaning set forth in the preface.

         "Issuer Group" means (i) the General Partner, (ii) the Issuer, (iii) each Affiliate of the Issuer in which the Issuer owns (directly or indirectly) an Equity Interest and (iv) each natural person that is an Affiliate of any Person described in (i) -- (iii) above solely because of such natural person's position as an officer (or person performing similar functions), director (or person performing similar functions) or other representative of any Person described in (i) -- (iii) above, but only to the extent that such natural person is acting in such capacity.

         "Issuer Indemnitees" means, collectively, the Issuer and its Affiliates and each of their respective officers (or persons performing similar functions), directors (or persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

         "Issuer Party" means each of (i) the Issuer, (ii) each Affiliate of the Issuer in which the Issuer owns (directly or indirectly) an Equity Interest and which is a party to any Transaction Agreement, and (iii) immediately after the Closing, each of the Acquired Companies.

         "Knowledge": an individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is consciously aware of such fact or other matter at the time of determination. A Person other than a natural person shall be deemed to have "Knowledge" of a particular fact or other matter if (i) any natural person who is serving as a director, executive officer, partner, member, executor, or trustee of such Person (or in any similar capacity) or (ii) any employee (or any natural person serving in a similar capacity) who is charged with the ultimate responsibility for a particular area of such Person's operations (e.g., the manager of the environmental section with respect to knowledge of environmental matters), at the time of determination had, Knowledge of such fact or other matter.

         "Law" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "Legal Right" means the legal authority and right (without risk of liability, criminal, civil or otherwise), such that the contemplated conduct would not, to the extent arising from, related to or in any way connected with any Acquired Company or Indian Basin (including under any Organizational Documents thereof or any contract, agreement or arrangement related thereto) constitute a violation, termination or breach of, or require any payment under or cause or permit any termination under, any contract or agreement; arrangement; applicable Law; fiduciary, quasi-fiduciary or similar duty; or any other obligation of or by any Acquired Company or Indian Basin.

         "Market Price" means the average of the closing sales prices of the Common Units as reported on the New York Stock Exchange for the ten trading days ending two business days before the Closing Date or, in the case of an indemnification payment by the Issuer hereunder, the date the Issuer is notified by the Contributor of such indemnification obligation.

         "Material Adverse Effect" means any change or effect relating to the Acquired Company Equity Interests, the Acquired Company Assets or the businesses, operations (financial or otherwise) and properties of the Acquired Companies or the Acquired Company Assets taken as a whole, that, individually or in the aggregate with other changes or effects, materially and adversely effects the value of the Acquired Company Equity Interests, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to
(i) the natural gas pipeline, treating and processing industry generally (including the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) United States or global economic conditions or financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

         "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

         "Ordinary Course of Business" means the ordinary course of business consistent with the applicable Person's past custom and practice (including with respect to quantity and frequency).

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Parent Guaranty" means the performance guaranty in the form of Exhibit D.

         "Party" and "Parties" have the meanings set forth in the preface.

         "Permitted Encumbrances" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business, provided that adequate reserve accounts have been established in accordance with GAAP; (ii) inchoate, mechanic's, materialmen's, and similar liens; (iii) any inchoate liens or other Encumbrances created pursuant to (1) any operating, farmout, construction, operation and maintenance, co-owners, cotenancy, lease or similar agreements listed on Schedule 1(b) for which amounts are not due or (2) the Organizational Documents of any of the Acquired Companies or Indian Basin for which amounts are not due; and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business.

         "Person" means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

         "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

         "Post-Closing Tax Return" means any Tax Return that is required to be filed for any of the Acquired Companies with respect to a Post-Closing Tax Period.

         "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.

         "Pre-Closing Tax Return" means any Tax Return that is required to be filed for any Acquired Company with respect to a Pre-Closing Tax Period.

         "Preferential Rights" has the meaning set forth in Section 4(j).

         "Prime Rate" means the prime rate reported in the Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

         "Proposed Closing Statement" has the meaning set forth in Section 2(d).

         "Purchase and Sale Agreement" means the Purchase, Sale and Merger Agreement dated the date of this Agreement between El Paso Tennessee Pipeline Co. and El Paso Energy Partners, L.P.

         "Records" has the meaning set forth in Section 6(d).

         "Relevant Assets" means the Acquired Company Assets and Indian Basin.

         "Reorganization Transactions" means the transactions described on
Schedule 1(c).

         "Rights of Way" has the meaning set forth in Section 4(g).

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

         "Straddle Return" means a Tax Return for a Straddle Period.

         "Subject Indebtedness" means the Obligations described on Exhibit B.

         "Subject Insurance Policies" means those material policies of insurance, the current policies of which are listed on Schedule 1(a), which the Contributor or any of its Affiliates maintain covering any Acquired Company Assets, any Acquired Company or Indian Basin with respect to its assets and operations.

         "Subject Units" means that number of Common Units to be issued to the Contributor (or its designee) pursuant to the terms and conditions of this Agreement, which number shall be determined by dividing (i) the Issue Price by
(ii) the Market Price.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Records" means all Tax Returns and Tax-related work papers relating to any Acquired Company.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d).

         "Transaction Agreements" means this Agreement, the Assigned Equity Interests Assignment, the Parent Guaranty, the Purchase and Sale Agreement and all other agreements, documents, certificates or instruments executed and delivered in connection with the transactions contemplated herein.

         "Working Capital" means current assets less current liabilities.

         2. The Transactions.

                  (a) Contribution. Subject to the terms and conditions of this Agreement, the Contributor agrees to contribute the Assigned Equity Interests to the Issuer, and the Issuer agrees to issue the Subject Units to the Contributor or its designee.

                  (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Contributor, commencing at 10:00 a.m., local time, on the last business day of the month in which the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions each Party shall take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

                  (c) Deliveries at the Closing. At the Closing, (i) the Contributor shall deliver to the Issuer the various certificates, instruments, and documents referred to in Sections 7(a) and 9(o); (ii) the Issuer shall deliver to the Contributor the various certificates, instruments, and documents referred to in Section 7(b); (iii) the Contributor shall execute and deliver the Assigned Equity Interests Assignment; (iv) the Contributor shall cause El Paso Corporation to execute and deliver to the Issuer the Parent Guaranty; and (v) the Parties shall execute and/or deliver, or cause to be executed and/or delivered, each other Transaction Agreement. The Issuer shall deliver to the Contributor, either on the Closing Date or as soon as practicable thereafter, the Subject Units,

                  (d) Proposed Closing Statement and Post-Closing Adjustment

                           (i) At least three business days prior to the Closing
                  Date, the Contributor shall cause to be prepared and delivered to the Issuer a statement (the "Proposed Closing Statement"), as prepared and determined in accordance with GAAP to the extent applicable, setting forth the Contributor's good faith estimate, including reasonable detail, of the Issue Price. As soon as practicable, but in any event no later than 60 days following the Closing Date, the Contributor shall cause to be prepared and delivered to the Issuer a statement, including reasonable detail, of the actual Issue Price (such statement, as it may be adjusted pursuant to Section 2(d)(ii), the "Closing Statement").

                           (ii) Upon receipt of the Closing Statement, the
                  Issuer and the Issuer's independent accountants shall be permitted during the succeeding 30-day period to examine the work papers used or generated in connection with the preparation of the Closing Statement and such other documents as the Issuer may reasonably request in connection with its review of the Closing Statement. Within 30 days of receipt of the Closing Statement, the Issuer shall deliver to the Contributor a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Statement. If the Issuer does not raise objections within such period, then, the Closing Statement shall become final and binding upon all Parties at the end of such period. If the Issuer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within 60 days after the Issuer's receipt of the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Closing Statement shall become final and binding upon the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by the Issuer and one-half by the Contributor.

                           (iii) If the Issue Price as set forth on the Closing
                  Statement exceeds the estimated Issue Price as set forth on the Proposed Closing Statement, the Issuer shall pay the Contributor the amount of such excess in Common Units based on the Market Price on the date of Closing. If the estimated Issue Price as set forth on the Proposed Closing Statement exceeds the Issue Price as set forth on the Closing Statement, the Contributor shall pay to the Issuer (or its designee) the amount of such excess in cash. After giving effect to the foregoing adjustments, any amount to be paid by the Issuer to the Contributor, or to be paid by the Contributor to the Issuer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(d)(iv) at a mutually convenient time and place within five business days after the later of acceptance of the Closing Statement or the resolution of the Issuer's objections thereto pursuant to Section 2(d)(ii).

                           (iv) Any cash payments pursuant to this Section 2(d)
                  shall be made by causing such payments to be credited in immediately available funds to such account of the Issuer as may be designated by the Issuer. If any cash payment is being made after the fifth business day referred to in Section 2(d)(iii), the amount of the payment to be made pursuant to this Section 2(d) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two percent. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                           (v) The Issuer shall cooperate in the preparation of
                  the Closing Statement, including providing customary certifications to the Contributor, and, if requested, to the Contributor's independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to
                  Section 2(d)(ii).

                           (vi) Except as set forth in Section 2(d)(ii), each
                  Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

         3. Representations and Warranties Concerning the Transaction.

                  (a) Representations and Warranties of the Contributor. The Contributor hereby represents and warrants to the Issuer as follows (provided, however, that any representation or warranty given in this Section 3(a) with respect to Indian Basin shall be deemed to be made to the Seller's Knowledge):

                           (i) Organization and Good Standing. The Contributor
                  is an entity duly organized, validly existing, and in good standing under the Laws of the state of Delaware. The Contributor is in good standing under the Laws of the state of Texas and each other jurisdiction which requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

                           (ii) Authorization of Transaction. Each Contributor
                  Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Contributor Party is a party and to perform its obligations thereunder. Each Transaction Agreement to which any Contributor Party is a party constitutes the valid and legally binding obligation of such Contributor Party, enforceable against such Contributor Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3(a)(ii), no Contributor Party need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Document to which such Contributor Party is a party, except for the prior approval of the Federal Trade Commission ("FTC"), if applicable.

                           (iii) Noncontravention. Except for prior approval of
                  the FTC (if applicable) and filings specified in Schedule 3(a)(ii) or as set forth in Schedule 3(a)(iii), neither the execution and delivery of any Transaction Agreement, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Contributor Party is subject or any provision of its Organizational Documents or
                  (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Contributor Party is a party or by which it is bound or to which any of its assets or any of the Relevant Assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Contributor or any other Contributor Party to consummate the transactions contemplated by such Transaction Agreement.

                           (iv) Brokers' Fees. No Contributor Party has any
                  liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Issuer could become liable or obligated.

                           (v) Investment. The Contributor is not acquiring the
                  Subject Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Contributor is familiar with investments of the nature of the Subject Units, understands that this investment involves substantial risks, has adequately investigated the Subject Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Subject Units, and is able to bear the economic risks of such investment. The Contributor has had the opportunity to visit with the Issuer and meet with its representative officers and other representatives to discuss the Issuer's business, assets, liabilities, financial condition, and operations, has received all materials, documents and other information that the Contributor deems necessary or advisable to evaluate the Subject Units, and has made its own independent examination, investigation, analysis and evaluation of the Issuer, including its own estimate of the value of the Subject Units. The Contributor has undertaken such due diligence (including a review of the Issuer's assets, properties, liabilities, books, records and contracts) as the Contributor deems adequate.

                  (b) Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Contributor as follows:

                           (i) Organization of the Issuer. Each Issuer Party is
                  a limited liability company, limited partnership or corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Each Issuer Party is in good standing under the Laws of the state of Texas and each other jurisdiction which requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

                           (ii) Authorization of Transaction. Each Issuer Party
                  has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which it is a party and to perform its obligations thereunder. Each Transaction Agreement to which such Issuer Party is a party constitutes the valid and legally binding obligation of such Issuer Party, enforceable against such Issuer Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3(b)(ii), no Issuer Party needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Document, except for the prior approval of the FTC, if applicable.

                           (iii) Noncontravention. Except for the prior approval
                  of the FTC (if applicable) and filings specified in Schedule 3(b)(ii) or as set forth in Schedule 3(b)(iii), neither the execution and delivery of any Transaction Agreement to which any Issuer Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which such Issuer Party is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any Issuer Party is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of any Issuer Party to consummate the transactions contemplated by such Transaction Agreement.

                           (iv) Brokers' Fees. No Issuer Party has any liability
                  or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Contributor could become liable or obligated.

                           (v) Investment. The Issuer is not acquiring the
                  Acquired Company Equity Interests or the Acquired Company Assets with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Issuer is familiar with investments of the nature of the Acquired Company Equity Interests and the Acquired Company Assets, understands that this investment involves substantial risks, has adequately investigated the Acquired Company Equity Interests and the Acquired Company Assets, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Company Equity Interests and the Acquired Company Assets, and is able to bear the economic risks of such investment. The Issuer has had the opportunity to visit with the Contributor and its applicable Affiliates and meet with their representative officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Acquired Companies and the Acquired Company Assets, has received all materials, documents and other information that the Issuer deems necessary or advisable to evaluate the Acquired Company Equity Interests and the Acquired Company Assets, and has made its own independent examination, investigation, analysis and evaluation of the Acquired Companies, including its own estimate of the value of the Acquired Company Equity Interests and the Acquired Company Assets. The Issuer has undertaken such due diligence (including a review of the assets, properties, liabilities, books, records and contracts of the Acquired Companies and the Acquired Company Assets) as the Issuer deems adequate.

                           (vi) Subject Units. The issuance of the Subject Units
                  by the Issuer has been duly authorized and approved by all requisite partnership action, and such Subject Units shall, when issued in consideration for the contribution by the Contributor of the Assigned Equity Interests pursuant to this Agreement, be validly issued, fully paid and (except as set forth in Sections 17-303(a) and 17-607 of the Delaware LP Act) non-assessable.

                           (vii) Taxes. To the knowledge of each Issuer Party,
                  the Issuer has (i) duly filed all material Tax Returns required to be filed by or with respect to the Issuer or its assets or operations with the Internal Revenue Service or other applicable taxing authority, (ii) paid, or adequately reserved against, all Taxes due or claimed due by a taxing authority from or with respect to the Issuer or its assets or operations and (iii) made all material deposits required with respect to Taxes. To the knowledge of each Issuer Party, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns relating to the assets or operations of the Issuer, and no waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the assets or operations of the Issuer has been given by or requested from the Issuer with respect to any Tax year.

         4. Representations and Warranties Concerning the Acquired Company Equity Interests, Acquired Companies and Relevant Assets. The Contributor hereby represents and warrants to the Issuer as follows (provided, however, that any representation or warranty given in this Section 4 with respect to Indian Basin shall be deemed to be made to the Seller's Knowledge):

                  (a) Organization, Qualification, and Company Power. (x) Each of the Acquired Companies and the Contributor Parties is a limited liability company, partnership (limited or general) or corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware; (y) is in good standing under the Laws of the state of Texas and each other jurisdiction which requires qualification, except where the lack of such qualification would not have a Material Adverse Effect; and (z) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

                  (b) Noncontravention. Except for the need to obtain prior approval of the FTC or as set forth in Schedule 4(b), neither the execution and delivery of any Transaction Agreement to which any Contributor Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Acquired Company or any of the Acquired Company Assets is subject or any provision of the Organizational Documents of any Contributor Party or any Acquired Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or trigger any rights to payment or other compensation, or result in the imposition of any Encumbrance on any of the Acquired Company Equity Interests or the Acquired Company Assets under, any agreement, contract, lease, license, instrument, or other arrangement to which any Acquired Company or any of the Acquired Company Assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of any Contributor Party to consummate the transactions contemplated by such Transaction Agreement.

                  (c) Title to and Condition of Assets.

                           (i) The Acquired Companies have good, marketable and
                  indefeasible title to all of the Acquired Company Assets in each case free and clear of all Encumbrances, except for (a) Permitted Encumbrances and (b) Encumbrances disclosed in
                  Schedule 4(c)(i). The principal assets constituting Indian Basin are described on Exhibit A. The operations of the Acquired Company Assets are the only operations of the Acquired Companies.

                           (ii) To the Contributor's Knowledge, except as
                  disclosed in Schedule 4(c)(ii), the Relevant Assets are in good operating condition and repair (normal wear and tear excepted), are free from defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of maintenance or repairs except for ordinary routine maintenance and repairs.

                           (iii) Capitalization of the Acquired Companies. The
                  capitalization of the Acquired Companies is as follows:

                                    (A) The Holding LLC Interest constitutes all
                           of the Equity Interests of Holding LLC. The
                           Contributor owns (beneficially and of record) 100% of the Holding LLC Interest.

                                    (B) The El Paso Indian Basin GP Interest and
                           the El Paso Indian Basin LP Interest constitute all of the Equity Interests of El Paso Indian Basin. The Contributor owns (beneficially and of record) 100% of the El Paso Indian Basin LP Interest. Holding LLC owns (beneficially and of record) 100% of the El Paso Indian Basin GP Interest.

                                    (C) The Contributor beneficially owns
                           directly or indirectly 100% of the Contributor Parties other than El Paso Corporation. The Contributor beneficially owns directly or indirectly 100% of the Acquired Company Equity Interests, which includes 100% of the Equity Interests in the Acquired Companies. All of the Acquired Company Equity Interests are uncertificated. The Acquired Company Equity Interests constitute 100% of the issued and outstanding Equity Interests of the Acquired Companies and have been duly authorized, and are validly issued and fully paid and (except (i) with respect to general partnership interests and (ii) as set forth in Sections 17-303(a) and 17-607 of the Delaware LP Act with respect to limited partnership interests) non-assessable. Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws, limited partnership Laws and general corporation Laws of the Acquired Companies' jurisdiction of formation, and as created by the Acquired Companies' Organizational Documents, (x) the Acquired Company Equity Interests are held as set forth above, free and clear of any Encumbrances and (y) there are no Commitments with respect to any Equity Interest of any Acquired Company. No Contributor Party is party to any voting trusts, proxies, or other agreements or understandings with respect to voting any Equity Interest of any Acquired Company.

                                    (D) After the consummation of the
                           transactions contemplated in this Agreement, the Issuer shall own, directly or indirectly, 100% of the Acquired Company Equity Interests, which includes 100% of the Equity Interests in the Acquired Companies and 100% of the Acquired Company Assets.

                           (iv) Acquired Company Ownership. No Acquired Company
                  owns an Equity Interest in any Person, except as set forth in
                  Section 4(c)(iii). There are no Commitments with respect to an Equity Interest in any Acquired Company. The Acquired Companies own no other assets other than the Acquired Company Assets, and have no operations or Obligations other than the Subject Indebtedness and those directly related to the Acquired Company Assets.

                           (v) Encumbrances for Borrowed Money. Except as set
                  forth on Schedule 4(c)(v), there are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, liens and similar liabilities (direct or indirect), or Encumbrances which are secured by or constitute an Encumbrance on the Relevant Assets.

                           (vi) Ownership and Operation of Indian Basin.

                                    (A) The Acquired Companies' ownership
                           interest in Indian Basin is the Indian Basin
                           Cotenancy Interest.

                                    (B) [Intentionally omitted.]

                                    (C) Except to the extent created under the
                           Securities Act, state securities Laws, limited liability company Laws and general corporation Laws of the Acquired Companies' jurisdiction of formation, and as created by the Acquired Companies' Organizational Documents, (x) the Indian Basin Cotenancy Interest is held as set forth above, free and clear of any Encumbrances and (y) there are no Commitments with respect to the Indian Basin Cotenancy Interest. No Contributor Party is party to any voting trusts, proxies, or other agreements or understandings with respect to voting the Indian Basin Cotenancy Interest.

                  (d) Material Change. Except for the Reorganization Transactions and as set forth in Schedule 4(d), since December 31, 2001:

                           (i) there has not been any Material Adverse Effect;

                           (ii) the Relevant Assets have been operated and
                  maintained in the Ordinary Course of Business;

                           (iii) to the Contributor's Knowledge, there has not
                  been any material damage, destruction or loss to any material portion of the Relevant Assets, whether or not covered by insurance;

                           (iv) there has been no purchase, sale or lease of any
                  material asset included in the Relevant Assets;

                           (v) there has been no actual, pending, or to the
                  Contributor's Knowledge, threatened change affecting the Relevant Assets with any customers, licensors, suppliers, distributors or sales representatives of any Contributor Party, except for changes that do not have a Material Adverse Effect;

                           (vi) there has been no (x) amendment or modification
                  in any material respect to any Acquired Company Contract or any other contract or agreement material to the Relevant Assets, or (y) termination of any Acquired Company Contract or any other contract or agreement material to the Relevant Assets before the expiration of the term thereof other than to the extent any such material contract or agreement terminated pursuant to its terms in the Ordinary Course of Business; and

                           (vii) there is no contract, commitment or agreement
                  to do any of the foregoing, except as expressly permitted hereby.

                  (e) Legal Compliance. Each Contributor Party, with respect to the Relevant Assets and the Acquired Companies, has complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not have a Material Adverse Effect. The Contributor makes no representations or warranties in this Section 4(e) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Contributor are set forth in Sections 4(f) and 4(i), respectively.

                  (f) Tax Matters. Except as set forth in Schedule 4(f) or as would not have a Material Adverse Effect, the Contributor, its Affiliates and the Acquired Companies have filed all Tax Returns with respect to the Relevant Assets that they were required to file and such Tax Returns are accurate in all material respects. All Taxes shown as due by any Acquired Company or with respect to the Relevant Assets on any such Tax Returns have been paid.

                  (g) Contracts and Commitments. Schedule 4(g)(i) contains a list of all the contracts, agreements, licenses, permits and other documents and instruments to which any Acquired Company is a party or otherwise constituting part of the Acquired Company Assets (the "Acquired Company Contracts"), and each such Acquired Company Contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect.
Schedule 4(g)(ii) contains a list of all rights-of-way constituting part of the Acquired Company Assets (the "Rights of Way"). The Acquired Company Contracts, together with the Rights of Way, constitute all of the contracts, agreements, rights of way, licenses, permits, and other documents and instruments necessary for the operation and business of the Relevant Assets consistent with applicable Laws and prior operation. The Contributor Parties have performed all material obligations required to be performed by them to date under the Acquired Company Contracts and the Rights of Way, and are not in default under any material obligation of any such contract or right-of-way, except when such default would not have a Material Adverse Effect. To the Contributor's Knowledge, no other party to any Acquired Company Contract is in default thereunder.

                  (h) Litigation.

                           (i) Schedule 4(h) sets forth each instance in which
                  any Acquired Company or any of the Relevant Assets (A) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (B) is the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to the Contributor's Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

                           (ii) No Contributor Party has Knowledge of any Basis
                  for any present or future injunction, judgment, order, decree, ruling, or charge or action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, against any of them giving rise to any Obligation to which any Acquired Company would be subject.

                  (i) Environmental Matters. Except as set forth in
Schedule 4(i):

                           (i) The Contributor, with respect to the Relevant
                  Assets, has been in compliance with all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to (a) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, (b) surface waters, ground waters, ambient air and any other environmental medium on or off any Lease or (c) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto (collectively, the "Environmental Laws" and individually an "Environmental Law"), except for such instances of noncompliance that individually or in the aggregate do not have a Material Adverse Effect.

                           (ii) The Contributor has obtained all permits,
                  licenses, franchises, authorities, consents, registrations, orders, certificates, waivers, exceptions, variances and approvals, and have made all filings, paid all fees, and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating the Relevant Assets and their business as they are presently operated, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Material Adverse Effect. Schedule 4(i)(ii) sets forth a complete list of all permits, licenses, franchises, authorities, consents, and approvals, as necessary under applicable Environmental Laws for operating the Relevant Assets and the Acquired Companies' businesses as they are presently operated, each of which is held in the name of the appropriate Contributor Party as indicated on such schedule.

                           (iii) Except as would not have a Material Adverse
                  Effect, (x) there are no pending or threatened claims, demands, actions, administrative proceedings or lawsuits against the Contributor with respect to the Relevant Assets and the Contributor has not received notice of any of the foregoing and (y) no Acquired Company, and none of the Relevant Assets, is subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental Laws.

                           (iv) The Contributor has not received any written
                  notice that the Contributor, with respect to the Relevant Assets, is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

                           (v) All Hazardous Substances or solid wastes
                  generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation or possession of the Contributor or the conduct of the Contributor, have been transported only by carriers maintaining valid authorizations under applicable Environmental Laws and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Laws and such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any of the Environmental Laws.

The Contributor makes no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(i). For purposes of this Section 4(i), each reference to the Contributor or Contributor Parties shall be deemed to include the Contributor Parties and their Affiliates.

                  (j) Preferential Purchase Rights. Except as set forth on
Schedule 4(j), there are no preferential purchase rights, options or other rights held by any Person not a party to this Agreement to purchase or acquire any or all of the Equity Interest in any Acquired Company, or any of the Relevant Assets, in whole or in part, that would be triggered or otherwise affected as a result of the transactions contemplated by this Agreement ("Preferential Rights").

                  (k) [Intentionally omitted].

                  (l) Employee Matters. No Acquired Company has any employees.

                  (m) Prohibited Events. Except for the Reorganization Transactions, none of the matters described in Section 5(c) have occurred since June 30, 2001.

                  (n) Regulatory Matters. No Contributor Party or Acquired Company is (i) a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility," as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. Except as set forth on Schedule 4(n), none of the Relevant Assets are subject to regulation by the Federal Energy Regulatory Commission or rate regulation or comprehensive nondiscriminatory access regulation under any federal laws or the laws of any state or other local jurisdiction.

                  (o) Intercompany Transactions. Each outstanding receivable, payable and other intercompany transaction and arrangement between the Contributor or any of its Affiliates, on the one hand, and any Acquired Company, on the other hand, (including hydrocarbon imbalances existing on the date of this Agreement) is listed on
Schedule 4(o).

                  (p) Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and Fixtures. The Issuer acknowledges that (a) it has had and pursuant to this Agreement shall have before Closing access to the Acquired Companies and the Relevant Assets and the officers and employees of the Contributor and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Issuer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement and the other Transaction Agreements. Accordingly, the Issuer acknowledges that, except as expressly set forth in this Agreement, the Contributor has not made, and THE CONTRIBUTOR MAKES NO AND DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, (ii) THEIR MERCHANTABILITY,
(iii) THEIR FITNESS FOR ANY PARTICULAR PURPOSE, (iv) THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, OR (v) AS TO WHETHER ANY RELEVANT ASSETS ARE YEAR 2000 COMPLIANT, AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

                  (a) General. The Issuer shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Contributor's conditions to closing in Section 7(b). The Contributor shall use its Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Issuer's conditions to closing in Section 7(a).

                  (b) Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use its Best Efforts to obtain any authorizations, consents, and approvals of Governmental Authorities and third parties it is required to obtain in connection with the matters referred to in Sections 3(a)(ii), 3(a)(iii), 3(b)(ii) and 3(b)(iii) including the corresponding Schedules, so as to permit the Closing to occur not later than 9:00 a.m. (Houston time) on April 1, 2002. Without limiting the generality of the foregoing, the Parties agree to work in good faith with the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, but in no event later than 9:00 a.m. (Houston time) on April 1, 2002; provided, that, notwithstanding anything to the contrary contained herein, this sentence shall not obligate the Issuer to divest or hold separate any assets or enter into any agreement not contemplated by this Agreement or modify this Agreement.

                  (c) Operation of Business. The Contributor shall not, without the consent of the Issuer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), cause or (to the extent any Contributor Party or its Affiliate has the Legal Right) permit any Acquired Company or Indian Basin to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or, with respect to the Relevant Assets, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, without the consent of the Issuer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or Schedule 5(c), the Contributor shall not, and shall not cause or (to the extent any Contributor Party has the Legal Right) permit any Acquired Company or Indian Basin to, do any of the following:

                           (i) issue, sell, pledge, dispose of, grant, encumber,
                  or authorize the issuance, sale, pledge, disposition, or grant of any Equity Interest of any Acquired Company or any Commitments with respect to any Equity Interest of any Acquired Company;

                           (ii) cause or allow any part of the Acquired Company
                  Equity Interests or the Relevant Assets to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in Section 4(d);

                           (iii) amend in any material respect any Acquired
                  Company Contract material to the Relevant Assets, any Acquired Company or Indian Basin (including Indian Basin's or any Acquired Company's Organizational Documents) or terminate any such material contract or agreement before the expiration of the term thereof other than to the extent any such material contract or agreement expires in accordance with its terms in the Ordinary Course of Business;

                           (iv) except as required by Law, make, change or
                  revoke any Tax election relevant to any Acquired Company or Relevant Asset;

                           (v) (A) acquire (including by merger, consolidation
                  or acquisition of Equity Interest or assets) any corporation, partnership, limited liability company or other business organization or any division thereof or any material amount of assets; (B) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances except for intercompany borrowing among the Acquired Companies in the Ordinary Course of Business; (C) sell, lease or otherwise dispose of any property or assets, other than sales of goods or services in the Ordinary Course of Business; or
                  (D) enter into or amend a contract, agreement, commitment, or arrangement with respect to any matter set forth in this
                  Section 5(c)(v) or (except for contracts with aggregate Obligations of the applicable Acquired Company not in excess of $10,000) otherwise not in the Ordinary Course of Business; provided that notwithstanding any provision of this Agreement, if the Issuer expressly consents in writing (x) each Acquired Company shall be entitled to dividend and/or distribute to its Equity Interest holders, at any time, and from time to time, such cash generated by such company's business to which such Equity Interest holder would otherwise be entitled (other than cash arising from borrowings by such company or sales of assets by such company outside of the Ordinary Course of Business) so long as such dividends and/or distributions are reflected as a Issue Price Decrease, where appropriate, and (y) each Acquired Company may make or incur capital expenditures in accordance with the terms of its Organizational Documents and the capital expenditures budget set forth on Schedule 5(c)(v);

                           (vi) change any Acquired Company's accounting
                  practices in any material respect with the exception of any changes in accounting methodologies that have already been agreed upon by its Equity Interest holders, consistent with its Organizational Documents; or

                           (vii) initiate or settle any litigation, complaint,
                  rate filing or administrative proceeding.

                  (d) Intercompany Transactions. All outstanding receivables, payables and other intercompany transactions and arrangements between the Contributor or any of its Affiliates, on the one hand, and any Acquired Company, on the other hand, shall remain in full force and effect through and after the Closing.

                  (e) Full Access. To the extent it has the Legal Right, the Contributor shall permit, and shall cause its Affiliates to permit, representatives of the Issuer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Contributor and its Affiliates, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to any Acquired Company or any of the Relevant Assets.

                  (f) Liens and Encumbrances. Prior to the Closing, the Contributor shall obtain releases of all liens and other Encumbrances disclosed in Schedule 4(c)(i), without any post-Closing liability or expense to any Acquired Company or Acquired Company Asset or any Issuer Party, and shall provide proof of such releases to the Issuer at the Closing.

         6. Post-Closing Covenants. The Parties agree as follows:

                  (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving any Acquired Company or the Relevant Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

                  (c) Surety Bonds; Guarantees. The Issuer agrees to be substituted as the surety or guarantor of any surety bonds or guarantees issued by the Contributor or any of its Affiliates in connection with the Acquired Companies or the Relevant Assets, including the surety bonds and guarantees listed on Schedule 6(c). The Issuer and the Contributor shall cooperate to effect all such substitutions and the Issuer shall indemnify and hold the Contributor harmless from and against any Adverse Consequences arising from the failure of the Issuer to be so substituted. The Issuer shall use commercially reasonable efforts to obtain a release of the Contributor from any surety or guaranty obligations with respect to the Acquired Companies or the Relevant Assets.

                  (d) Delivery and Retention of Records. On or promptly after the Closing Date, the Contributor shall deliver or cause to be delivered to the Issuer, copies of Tax Records which are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to the Acquired Companies or the Relevant Assets (other than Tax Records) that are in the possession or control of the Contributor (the "Records"). The Issuer agrees to
(i) hold the Records and not to destroy or dispose of any thereof for a period of ten years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it shall first offer in writing at least 60 days before such destruction or disposition to surrender them to the Contributor and if the Contributor does not accept such offer within 20 days after receipt of such offer, the Issuer may take such action and (ii) following the Closing Date to afford the Contributor, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to the Issuer's employees to the extent that such access may be requested for any legitimate purpose at no cost to the Contributor (other than for reasonable out-of-pocket expenses); provided that such access shall not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided, further that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law.

                  (e) Assignment of Rights. The Contributor will assign and will cause its Affiliates to assign, upon the Issuer's request, any and all rights (including claims) of the Contributor or its Affiliates relating to any of the Relevant Assets under any agreement (including that certain Stock Purchase Agreement dated as of January 27, 2000 between PG&E National Energy Group, Inc. and El Paso Field Services Company) pursuant to which the Contributor or any of its Affiliates purchased or otherwise acquired any of the Relevant Assets.

         7. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Issuer. The obligation of the Issuer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties of the
                  Contributor contained in Sections 3(a) and 4 must be true and correct in all material respects (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value, (except with respect to (A) Indian Basin, (B) the representations and warranties in
                  Section 4(c)(ii) and (C) the representations and warranties in
                  Section 4(d)(iii) with respect to latent defects, for which in each such case qualifications as to Knowledge shall be given effect) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date);

                           (ii) the Contributor must have performed and complied
                  in all material respects with its covenants hereunder through the Closing (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                           (iii) there must not be any injunction, judgment,
                  order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                           (iv) the Contributor must have obtained all material
                  Governmental Authority and third party consents, including any material consents, specified in Sections 3(a)(ii), 3(a)(iii), and 4(b), and including the corresponding Schedules;

                           (v) the Contributor must have delivered to the Issuer
                  a certificate to the effect that each of the conditions specified in Sections 7(a)(i)-(iv) is satisfied in all respects;

                           (vi) the FTC must have approved the transactions
                  contemplated hereunder;

                           (vii) the Closing Date shall be no earlier than March
                  28, 2002;

                           (viii) The Issuer shall have received financing for
                  the transactions contemplated herein satisfactory to the Issuer;

                           (ix) the Board of Directors of the General Partner
                  shall have received a fairness opinion acceptable to such Board (in its sole discretion) from UBS Warburg LLC or any other financial advisor acceptable to such Board (in its sole discretion) with respect to the transactions contemplated herein;

                           (x) the transactions contemplated herein shall have
                  been approved by at least a majority of the members of each of
                  (1) of the Board of Directors of the General Partner, (2) the independent members of the Board of Directors of the General Partner and (3) the Special Committee of the Board of Directors of the General Partner responsible for reviewing such transactions; and

                           (xi) the Contributor must have executed and delivered
                  to the Issuer the Purchase and Sale Agreement, and the closing of the transactions contemplated therein must have occurred.

         The Issuer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

                  (b) Conditions to Obligation of the Contributor. The obligation of the Contributor to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties of the Issuer
                  contained in Section 3(b) must be true and correct in all material respects (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date);

                           (ii) the Issuer must have performed and complied in
                  all material respects with each of its covenants hereunder through the Closing (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);

                           (iii) there must not be any injunction, judgment,
                  order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

                           (iv) the Contributor must have obtained all material
                  Governmental Authority and third party consents, including material consents, specified in Sections 3(a)(ii), 3(a)(iii), and 4(b), and including the corresponding Schedules;

                           (v) the Issuer must have delivered to the Contributor
                  a certificate to the effect that each of the conditions specified in Sections 7(b)(i)-(iv) is satisfied in all respects;

                           (vi) the FTC must have approved the transactions
                  contemplated hereunder; and

                           (vii) the Issuer must have executed and delivered to
                  the Contributor the Purchase and Sale Agreement, and the closing of the transactions contemplated therein must have occurred.

         The Contributor may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

         8. Remedies for Breaches of this Agreement.

                  (a) Survival of Representations and Warranties. (i) All of the representations and warranties of the Contributor contained in Sections 3(a) and 4 (other than Sections 4(c)(iii), 4(f) and 4(h)(ii)) shall survive the Closing hereunder for a period of three years after the Closing Date; (ii) the representations and warranties of the Contributor contained in Section 4(c)(iii) shall survive the Closing forever; (iii) the representations and warranties of the Contributor contained in Section 4(f) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until 90 days after the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim, and (iv) the representations and warranties of the Contributor contained in Section 4(h)(ii) shall survive the Closing for a period of one year after the Closing Date. The representations and warranties of the Issuer contained in Section 3(b) shall survive the Closing for a period of three years after the Closing Date. The covenants and obligations contained in Sections 2 and 6 and all other covenants and obligations contained in this Agreement (other than Section 8(b)(iv)) shall survive the Closing forever. The covenants and obligations contained in Section 8(b)(iv) shall survive the Closing for a period of three years after the Closing Date.

                  (b) Indemnification Provisions for Benefit of the Issuer.

                           (i) In the event: (x) the Contributor breaches any of
                  its representations or warranties (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value, except with respect to (A) Indian Basin, (B) the representations and warranties in
                  Section 4(c)(ii) and (C) the representations and warranties in
                  Section 4(d)(iii) with respect to latent defects, for which in each such case qualifications as to Knowledge shall be given effect) contained herein (other than a representation or warranty contained in Section 4(c)(iii) or 4(f)); (y) there is an applicable survival period pursuant to Section 8(a); and
                  (z) the Issuer makes a written claim for indemnification against the Contributor pursuant to Section 11(g) within such survival period, then the Contributor agrees to release and indemnify the Issuer Indemnitees from and against any Adverse Consequences by reason of all Adverse Events suffered by the Issuer Indemnitees; provided, that the Contributor shall not have any obligation to release and indemnify the Issuer Indemnitees from and against any such Adverse Consequences by reason of all Adverse Events (A) until the Issuer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all Adverse Events in excess of an aggregate deductible amount equal to 1% of the Combined Value (after which point the Contributor shall be obligated only to release and indemnify the Issuer Indemnitees from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Issuer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events exceeds an aggregate ceiling amount equal to 50% of the Combined Value (after which point the Contributor shall have no obligation to release and indemnify the Issuer Indemnitees from and against further such Adverse Consequences); provided, however, that the deductible amount with respect to breaches of Section 4(c)(i) shall be $750,000.

                           (ii) In the event: (x) the Contributor breaches any
                  of its covenants or obligations in Sections 2 or 6 or any other covenants or obligations in this Agreement or any representation or warranty contained in Section 4(c)(iii)or 4(f) (in each case above without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Issuer makes a written claim for indemnification against the Contributor pursuant to Section 11(g) within such survival period, then the Contributor agrees to release and indemnify the Issuer Indemnitees from and against the entirety of any Adverse Consequences suffered by the Issuer Indemnitees.

                           (iii) The Contributor shall release, indemnify and
                  hold harmless the Issuer Indemnitees against any and all Adverse Consequences resulting by reason of (a) joint and several liability with the Contributor arising by reason of having been required to be aggregated with the Contributor under Section 414(o) of the Code, or having been under "common control" with the Contributor, within the meaning of Section 4001(a)(14) of ERISA.

                           (iv) In the event: (x) there is an applicable
                  survival period pursuant to Section 8(a); and (y) the Issuer makes a written claim for indemnification against the Contributor pursuant to Section 11(g) within such survival period, except to the extent the Issuer is obligated to release and indemnify the Contributor under Section 8(c)(ii)(1), then the Contributor agrees to release and indemnify the Issuer Indemnitees from and against the entirety of any Adverse Consequences suffered by the Issuer Indemnitees with respect to, any environmental condition, claim or loss with respect to any Acquired Company or any of the Relevant Assets arising as a result of events occurring on or prior to the Issue Price Adjustment Date, including the matters disclosed in Schedule 4(i).

                           (v) [Intentionally omitted.]

                           (vi) [Intentionally omitted.]

                           (vii) The Contributor shall release, indemnify and
                  hold harmless the Issuer Indemnitees against any and all Adverse Consequences with respect to any Disposed Obligations, including any Tax attributable thereto.

                           (viii) The Contributor shall release, indemnify and
                  hold harmless the Issuer Indemnitees against any and all Adverse Consequences suffered by the Issuer Indemnitees with respect to, any outstanding injunction, judgment, order, decree, ruling, or charge, or any pending or threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, relating to any Acquired Company or any of the Relevant Assets on the Closing Date, including the matters listed on Schedule 4(h).

                           (ix) The Contributor shall release, indemnify and
                  hold harmless the Issuer Indemnitees against any and all Adverse Consequences arising as a result of the Reorganization Transactions.

                           (x) Notwithstanding anything to the contrary
                  contained in Sections 8(b)(i) and (iii), the Seller shall not have any obligation to indemnify any Buyer Indemnified Party to the extent that the payment thereof would cause the Seller's aggregate indemnity payments under all of Sections 8(b)(i) and (iii) (but excluding Sections 8(b)(ii), (iv),
                  (vii), (viii) and (ix)) to exceed 100% of the Combined Value.

                           (xi) To the extent any Issuer Indemnitee becomes
                  liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by the Contributor of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Issuer Indemnitee and included within the definition of Adverse Consequences for purposes of this
                  Section 8.

                           (xii) Except for the rights of indemnification
                  provided in this Section 8, the Issuer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Contributor arising from any breach by the Contributor of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

                  (c) Indemnification Provisions for Benefit of the Contributor.

                           (i) In the event: (x) the Issuer breaches any of its
                  representations, warranties or covenants contained herein (without giving effect to any supplement to the Schedules, any qualification as to materiality, Material Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value);
                  (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Contributor makes a written claim for indemnification against the Issuer pursuant to Section 11(g) within such survival period, then the Issuer agrees to release and indemnify the Contributor Indemnitees from and against the entirety of any Adverse Consequences suffered by such Contributor Indemnitees.

                           (ii) The Issuer agrees to release and indemnify the
                  Contributor Indemnitees from and against the entirety of any Adverse Consequences relating to any of (1) any environmental condition, claim or loss with respect to any Acquired Company or any of the Relevant Assets arising from or related to mercury contamination emanating from mercury meters used in connection therewith or (2) the ownership and operation of each Acquired Company and each Relevant Asset (including those arising during, related to or otherwise attributable to the period commencing with the Issue Price Adjustment Date).

                           (iii) To the extent any Contributor Indemnitee
                  becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, special or consequential damages caused by a breach by the Issuer of any representation, warranty or covenant contained in this Agreement, then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Contributor Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

                           (iv) Except for the rights of indemnification
                  provided in this Section 8, the Contributor hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Issuer arising from any breach by the Issuer of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

         (d) Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the
                  "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                           (ii) The Indemnifying Party shall have the right to
                  assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the

                  Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                           (iii) Unless and until the Indemnifying Party assumes
                  the defense of the Third Party Claim as provided in Section 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                           (iv) In no event shall the Indemnified Party consent
                  to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

                  (e) Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus 2% interest or discount rate, as appropriate. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e). An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

                  (f) Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Section 9, shall be treated as purchase price adjustments for Tax purposes. In addition, all indemnification payments made to the Contributor under this Agreement shall be satisfied by the issuance of a number of Common Units determined using the Market Price on the date the Issuer is notified by the Contributor of such indemnification obligation.

         9. Tax Matters.

                  (a) Post-Closing Tax Returns. The Issuer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Relevant Assets or the Acquired Companies. The Issuer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

                  (b) Pre-Closing Tax Returns. The Contributor shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Relevant Assets or Acquired Companies. The Contributor shall pay or cause to be paid any Taxes due with respect to such Tax Returns.

                  (c) Straddle Periods. The Issuer shall be responsible for Taxes of the Acquired Companies related to the portion of any Straddle Period occurring after the Closing Date. The Contributor shall be responsible for Taxes of the Relevant Assets and the Acquired Companies relating to the portion of any Straddle Period occurring before and on the Closing Date. With respect to any Straddle Period, to the extent permitted by applicable Law, the Contributor or the Issuer shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law shall not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes with respect to the Relevant Assets and the Acquired Companies shall be allocated based on the number of days in the partial period before and after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss attributable to the Relevant Assets and the Acquired Companies for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Relevant Assets and the Acquired Companies for each partial period as determined from their books and records.

                  (d) Straddle Returns. The Issuer shall prepare any Straddle Returns. The Issuer shall deliver, at least 45 days prior to the due date for filing such Straddle Return (including any extension) to the Contributor a statement setting forth the amount of Tax that the Contributor owes, including the allocation of taxable income and Taxes under Section 9(c), and copies of such Straddle Return. The Contributor shall have the right to review such Straddle Returns and the allocation of taxable income and liability for Taxes and to suggest to the Issuer any reasonable changes to such Straddle Returns no later than 15 days prior to the date for the filing of such Straddle Returns. The Contributor and the Issuer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than 5 days before the due date for the payment of Taxes with respect to such Straddle Returns, the Contributor shall pay or cause to be paid to the Issuer an amount equal to the Taxes as agreed to by the Issuer and the Contributor as being owed by the Contributor. If the Issuer and the Contributor cannot agree on the amount of Taxes owed by the Contributor with respect to a Straddle Return, the Contributor shall pay or cause to be paid to the Issuer the amount of Taxes reasonably determined by the Contributor to be owed by the Contributor. Within 10 days after such payment, the Contributor and the Issuer shall refer the matter to an independent "Big-Five" accounting firm agreed to by the Issuer and the Contributor to arbitrate the dispute. The Contributor and the Issuer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Contributor with respect to a Straddle Return shall be binding on the Contributor and the Issuer. Within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Contributor shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Closing Date.

                  (e) Claims for Refund. The Issuer shall not, and shall cause the Acquired Companies and any of their Affiliates not to, file any claim for refund of taxes with respect to the Relevant Assets and the Acquired Companies for whole or partial taxable periods on or before the Closing Date.

                  (f) Indemnification. The Issuer agrees to indemnify the Contributor against all Taxes of or with respect to the Relevant Assets and the Acquired Companies for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date. The Contributor agrees to indemnify the Issuer against all Taxes of or with respect to the Relevant Assets and the Acquired Companies for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date, and all Taxes arising directly as a result of the Reorganization Transactions.

                  (g) Cooperation on Tax Matters.

                           (i) The Issuer and the Contributor shall cooperate
                  fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9(g) and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                           (ii) The Issuer and the Contributor further agree,
                  upon request, to use their Best Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

                           (iii) The Issuer and the Contributor agree, upon
                  request, to provide the other Parties with all information that such other Parties may be required to report pursuant to
                  Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                  (h) Certain Taxes. The Contributor shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Issuer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Issuer shall pay to the Contributor, on or before the date such payments are due from the Contributor, any transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

                  (i) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

                  (j) Audits. The Contributor or the Issuer, as applicable, shall provide prompt written notice to the other Parties of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Relevant Assets or the Acquired Companies for whole or partial periods for which it is indemnified by any other Party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax liability, then (I) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax liability, and (II) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section 9(j) shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

                  (k) Control of Proceedings. The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Contributor and the Issuer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Contributor and the Issuer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

                  (l) Powers of Attorney. The Issuer, the Acquired Companies and their respective Affiliates shall provide the Contributor and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9(k) (including any refund claims which turn into audits or disputes).

                  (m) Remittance of Refunds. If the Issuer or any Affiliate of the Issuer receives a refund of any Taxes that the Contributor is responsible for hereunder, or if the Contributor or any Affiliate of the Contributor receives a refund of any Taxes that the Issuer is responsible for hereunder, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 9(m), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

                  (n) [Intentionally omitted].

                  (o) Closing Tax Certificate. At the Closing, the Contributor shall deliver to the Issuer a certificate in the form of Exhibit E signed under penalties of perjury (i) stating it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code.

         10. Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

                           (i) the Issuer and the Contributor may terminate this
                  Agreement by mutual written consent at any time before the Closing;

                           (ii) the Issuer may terminate this Agreement by
                  giving written notice to the Contributor at any time before Closing (A) in the event the Contributor has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Issuer has notified the Contributor of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Issuer's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 9:00 a.m. (Houston time) on April 1, 2002 (unless the failure results primarily from the Issuer itself breaching any representation, warranty or covenant contained in this Agreement); or (C) if the transactions contemplated hereby do not receive all required approvals of the FTC;

                           (iii) the Contributor may terminate this Agreement by
                  giving written notice to the Issuer at any time before the Closing (A) in the event the Issuer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Contributor has notified the Issuer of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Contributor's obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 9:00 a.m. (Houston time) on April 1, 2002 (unless the failure results primarily from the Contributor breaching any representation, warranty or covenant contained in this Agreement); or (C) if the transactions contemplated hereby do not receive all required approvals of the FTC;

                           (iv) the Issuer or the Contributor may terminate this
                  Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; and

                           (v) the Issuer or the Contributor may terminate this
                  Agreement if the Purchase and Sale Agreement is terminated for any reason.

                  (b) Effect of Termination. Except for the obligations under Sections 8, 10 and 11, if any Party terminates this Agreement pursuant to
Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

         11. Miscellaneous.

                  (a) Public Announcements. Any Party is permitted to issue a press release or make a public announcement concerning this Agreement without the other Parties' consents, in which case the disclosing Party shall provide an advance copy of the proposed public disclosure to the non-disclosing Parties and permit the non-disclosing Parties the opportunity to reasonably comment on such proposed disclosure. The Parties agree to cooperate in good faith to issue separate and simultaneous press releases within twenty-four (24) hours following the execution of this Agreement by all Parties.

                  (b) Insurance. The Issuer acknowledges and agrees that, following the Closing, any Subject Insurance Policies shall be terminated or modified to exclude coverage of all or any portion of the Relevant Assets or Acquired Companies by the Contributor or any of its Affiliates, and, as a result, the Issuer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained for or by the Relevant Assets or the Acquired Companies. The Issuer further acknowledges and agrees that the Issuer may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations or businesses of the Relevant Assets or the Acquired Companies. If any claims are made or losses occur prior to the Closing Date that relate solely to the Relevant Assets or the business activities of the Acquired Companies and such claims, or the claims associated with such losses, properly may be made against the policies retained by the Contributor or its Affiliates after the Closing, then the Contributor shall use its Best Efforts so that the Issuer can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided, however, nothing in this Agreement shall require the Contributor to maintain or to refrain from asserting claims against or exhausting any retained policies.

                  (c) No Third Party Beneficiaries. Except for the indemnification provisions, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except that the Administrative Agent is a third-party beneficiary of Section 11(d), and such Section may not be amended or modified without the Administrative Agent's written consent.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing the Issuer may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Contributor; provided, however, without the prior written approval of the Contributor, the Issuer and its permitted successors and assigns may assign any or all of its rights, interests or obligations under this Agreement (i) to an Affiliate of the Issuer, including designating one or more Affiliates of the Issuer to be the assignee of some or any portion of the Acquired Company Assets, (ii) in connection with granting a lien, pledge, mortgage or other security interest pursuant to a bona fide lending transaction, or (iii) pursuant to the foreclosure or settlement of any assignment made pursuant to (ii) above; provided the Contributor is not released from any of its obligations or liabilities hereunder. The Contributor acknowledges that the Issuer has granted, and its Affiliate assignee(s) may grant, to the Administrative Agent a lien on and security interest in all of its right, title and interest in and to this Agreement.

                  (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

                  (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Contributor:     El Paso Field Services Holding Company
                                    Attn: President
                                    El Paso Building
                                    1001 Louisiana
                                    Houston, Texas 77002

         If to the Issuer:          El Paso Energy Partners, L.P.
                                    Attn: President
                                    4 Greenway Plaza
                                    Houston, Texas 77046
                                    (713) 420-2131

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (h) Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Issuer and the Contributor. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) Transaction Expenses. Each of the Issuer and the Contributor shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms "herein," "hereby," "hereunder," "hereof," "hereinafter," and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein.

                  (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

                                      *****

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date in the preamble.

                                 EL PASO ENERGY PARTNERS, L.P.


                                 By:      /s/ Keith Forman
                                     ------------------------------------------
                                     Vice President and Chief Financial Officer


                                 EL PASO FIELD SERVICES HOLDING COMPANY


                                 By:      /s/ D. Mark Leland
                                     ------------------------------------------
                                     Senior Vice President